Exhibit 99.1

Soluna Holdings Announces June Site Level Financials

Despite Continued BTC Price Decreases in June, Soluna Continues to Grow Hashrate and Intends to Invest through the Cycle

ALBANY, NY, July 20, 2022 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its June site level financials.

Michael Toporek, CEO of Soluna Holdings, stated, “Soluna continues to prove its business model despite a decline in BTC price. The company’s strong operating base of ultra-low energy cost assets have continued to perform well as they were designed to do in challenging macro environments.”

Key Summary Highlights:

●	Seasonal factors affect revenue in June, but increased capacity softens impact
○	BTC Equivalent Mined per day increased by 2% despite average BTC prices decreasing by 38%.
○	Average Hashrate deployed was flat Month-over-Month with peak hashrate remaining above 1 EH/s.* The flat hashrate was due largely to seasonal factors including TVA curtailments and weather related hash rate reductions.

●	Drivers to margin growth
○	43% prop mining cash contribution margins despite low BTC environment.
○	Sophie maintained its 84% uptime for power costs of 2.5-2.7 ¢ per kWh.
○	Ability to run Marie at lower uptime and cheaper power cost if BTC prices fall further.

●	Focus on investing through the cycle
○	Long-term pipeline of opportunities near 2GW.
○	Computing equipment prices down ~70-80% since January, < 1 year payback period on new miners.
○	Continued focus on robust ROIC.

*Excludes pro-forma impact of forced shutdown at Marie in April

Revenue & Contribution Margin Summary:

($ in 000s, Unaudited)	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 21	Q1 2022	June Est.
Revenue	$995	$1,657	$2,368	$7,990	$13,010	$9,264	$2,280
Cash Contribution Margin	$744	$1,261	$1,703	$5,179	$8,888	$5,206	$835
Annualized Revenue	$3,980	$6,628	$9,472	$31,960	$13,010	$37,056	$27,360
Annualized Contribution Margin	$2,976	$5,044	$6,812	$20,716	$8,888	$20,824	$10,020

A presentation and corresponding video is available on the Company’s website at: https://www.solunacomputing.com/investors/updates/june2022flash/

Video and transcript will be uploaded separately prior to 12pm.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Contact Information
Sam Sova
VP, Marketing
Soluna Computing
sam@soluna.io
+414 699 3667

MZ Contact
Brian M. Prenoveau, CFA
MZ Group – MZ North America
SLNH@mzgroup.us
+561 489 5315